PROSPECTUS Dated April 12, 2024	Pricing Supplement No. 8,091 to
PROSPECTUS SUPPLEMENT Dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
Dated April 24, 2025
Rule 424(b)(2)

$31,700,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Cash-Settled Equity-Linked Notes due April 26, 2030

Based on the Performance of an Equally Weighted Basket of Five Stocks

Fully and Unconditionally Guaranteed by Morgan Stanley

The Cash-Settled Equity-Linked Notes due April 26, 2030 Based on the Performance of an Equally Weighted Basket of Five Stocks, which we refer to as the notes, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. At maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash equal to the greater of (1) $1,000 and (2) the cash amount, which will be based on the weighted average of the basket stock cash amount for each basket stock, which, for each basket stock, will be based on the arithmetic average of the closing price of such basket stock on each of the five averaging dates shortly prior to the maturity date, compared with the exchange price of approximately 104% of the share reference price for such basket stock. For each basket stock, as the exchange price is significantly higher than the share reference price for such basket stock, unless the weighted average price of the basket stocks has appreciated by more than approximately 4% across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on the stated principal amount of the notes. In addition, we may, in certain circumstances, redeem the notes. The notes are being issued at a premium, but the amount of interest payable on the notes and the payment at maturity will be calculated based on the stated principal amount of the notes, which is lower than the issue price, and will not be adjusted based on the issue price. As a result, the return on your investment in the notes will be lower than it would have been if the issue price were equal to the stated principal amount. These long-dated notes are for investors who are concerned about principal risk, but seek a return based on an equally weighted equity stock basket and who are willing to purchase the notes at a premium to the stated principal amount, earn interest at a below-market rate and bear the risk of an early redemption of the notes in exchange for the repayment of principal at maturity plus the potential for a cash amount based on the weighted average of the basket stock cash amount for each basket stock, which, for each basket stock, will be based on the arithmetic average of the closing price of such basket stock on each of the five averaging dates shortly prior to the maturity date as compared to the exchange price for such basket stock, which is significantly higher than the share reference price for such basket stock. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Note Program.

The basket is composed of the ordinary shares of ASML Holding N.V. (20% weighting) and the common stocks of the following issuers: Bank of America Corporation (20% weighting), Apple Inc. (20% weighting), UnitedHealth Group Incorporated (20% weighting) and ServiceNow, Inc. (20% weighting). We refer to each stock composing the basket individually as a “basket stock” and, collectively, as the “basket stocks.” Because the basket stocks have different weightings, the same percentage change in one of the basket stocks could have different effects on the overall performance of the basket.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•The stated principal amount of each note is $1,000.

•The issue price of each note is $1,080.

•We will pay interest on the notes at a rate of 0.125% per annum. Interest will be computed on a 30/360 day-count basis and will be paid semi-annually, on October 28, 2025, April 28, 2026, October 28, 2026, April 28, 2027, October 27, 2027, April 26, 2028, October 26, 2028, April 26, 2029, October 26, 2029 and the maturity date; provided that (i) if any scheduled interest payment date is not a business day, we will pay interest on the next business day and (ii) if the maturity date is postponed due to a market disruption event or otherwise, we will pay interest with respect to the maturity date on the maturity date as postponed, but, in each case, interest on that payment will not accrue during the period from and after the scheduled interest payment date.

•At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the greater of (1) $1,000 and (2) the cash amount, which will be based on the performance of the basket stocks as described herein. In no event will the payment at maturity be less than $1,000 per note.

•Unless the weighted average price of the basket stocks has appreciated by more than approximately 4% across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on the stated principal amount of the notes. Additionally, even if the payment at maturity is equal to the cash amount, the payment at maturity will reflect only the weighted appreciation of each basket stock in excess of its exchange price, and, for each basket stock, that appreciation will be measured in terms of its exchange price, which is significantly greater than its share reference price. Moreover, even if one or more basket stocks appreciate in excess of its exchange price, such appreciation may be moderated, or wholly offset, by lesser increases or declines in one or more of the other basket stocks. For a detailed description of the payment at maturity, including how the cash amount is determined, see “Summary of Pricing Supplement—Payment at maturity” and “Description of Notes—Payment at Maturity.”

•The share reference price for each basket stock is set forth on PS-17.

•The pricing date is April 24, 2025.

•The exchange price per share of each basket stock is equal to the share reference price for such basket stock multiplied by the sum of (i) one and (ii) the exchange premium, subject to adjustments to the adjustment factor for such basket stock. The exchange premium is 4%. The initial exchange prices for each basket stock are as follows:

Basket Stock	Exchange Price
ASML Holding N.V.	$692.18
Bank of America Corporation	$40.78
Apple Inc.	$214.53
UnitedHealth Group Incorporated	$443.68
ServiceNow, Inc.	$910.53

The exchange ratio is, for each basket stock, on any day, the result of the division of the stated principal amount by the exchange price for such basket stock in effect on such day.

•In connection with certain events that could affect or are related to any basket stock, the extraordinary event payment feature will be triggered, in which case, the amount you receive at maturity will not reflect, and you will not participate in, any appreciation in the price of any basket stock. Extraordinary event, for each basket stock, means any of: (i) all traded option contracts in respect of shares of such basket stock are settled; (ii) a nationalization; (iii) a delisting; or (iv) a change in law. For a detailed description of the extraordinary event payment feature, including the amounts payable if it is triggered, see “Summary of Pricing Supplement—Extraordinary event payment feature in connection with certain events that could affect or are related to any basket stock” and “Description of Notes—Extraordinary Events.”

•Investing in the notes is not equivalent to investing in any of the basket stocks.

•The notes will not be listed on any securities exchange.

•The estimated value of the notes on the pricing date is $1,043.50 per note. See “Summary of Pricing Supplement” beginning on PS-3.

•The CUSIP number for the notes is 61778KCM7. The ISIN number for the notes is US61778KCM71.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to public(1)	Agent’s commissions(2)	Proceeds to us(3)
Per Note	$1,080	$0	$1,080
Total	$34,236,000	$0	$34,236,000

(1) Because the issue price is $1,080 per note, you are purchasing your notes at a premium to the stated principal amount. However, the amount of interest payable on the notes and the payment at maturity will be calculated based on the stated principal amount of the notes, which is lower than the issue price, and will not be adjusted based on the issue price. As a result, the return on your investment in the notes will be lower than it would have been if the issue price were equal to the stated principal amount. See “Risk Factors—Because you are purchasing your notes at a premium to the stated principal amount, the return on your investment will be lower than it would have been if the issue price were equal to the stated principal amount, and the impact of certain key terms of the notes will be negatively affected.”

(2) MS & Co. will not receive a sales commission with respect to the notes. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3) See “Use of Proceeds and Hedging” on PS-46.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Cash-Settled Equity-Linked Notes due April 26, 2030 Based on the Performance of an Equally Weighted Basket of Five Stocks, which we refer to as the notes, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. At maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash equal to the greater of (1) $1,000 and (2) the cash amount, which will be based on the weighted average of the basket stock cash amount for each basket stock, which, for each basket stock, will be based on the arithmetic average of the closing price of such basket stock on each of the five averaging dates shortly prior to the maturity date. Unless the weighted average price of the basket stocks has appreciated by more than approximately 4% across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on the stated principal amount of the notes. In no event will the payment at maturity be less than $1,000 per note.

As further described below, we may, in certain circumstances, redeem the notes.

The notes are being issued at a premium, but the amount of interest payable on the notes and the payment at maturity will be calculated based on the stated principal amount of the notes, which is lower than the issue price, and will not be adjusted based on the issue price. As a result, the return on your investment in the notes will be lower than it would have been if the issue price were equal to the stated principal amount.

All payments on the notes, including the payment at maturity, are subject to our credit risk.

Each security costs $1,080

We are offering the Cash-Settled Equity-Linked Notes due April 26, 2030 Based on the Performance of an Equally Weighted Basket of Five Stocks, which we refer to as the notes. The stated principal amount of each note is $1,000 and the original issue price of each note is $1,080.

The stated principal amount of each note is $1,000, but the original issue price is $1,080 per note, which means that you are purchasing the notes at a premium to the stated principal amount. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than the original issue price. We estimate that the value of each note on the pricing date is $1,043.50. See “Risk Factors—The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.”

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket stocks. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket stocks, instruments based on the basket stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the exchange premium, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

Basket stocks

The basket is composed of the ordinary shares of ASML Holding N.V. (20% weighting) and the common stocks of the following issuers: Bank of America Corporation (20% weighting), Apple Inc. (20% weighting), UnitedHealth Group Incorporated (20% weighting) and ServiceNow, Inc. (20% weighting). We refer to each stock composing the basket individually as a “basket stock” and, collectively, as the “basket stocks.”

0.125% interest on the notes

We will pay interest on the notes at a rate of 0.125% per annum. Interest will be computed on a 30/360 day-count basis and will be paid semi-annually, on October 28, 2025, April 28, 2026, October 28, 2026, April 28, 2027, October 27, 2027, April 26, 2028, October 26, 2028, April 26, 2029, October 26, 2029 and the maturity date; provided that (i) if any scheduled interest payment date is not a business day, we will pay interest on the next business day and (ii) if the maturity date is postponed due to a market disruption event or otherwise, we will pay interest with respect to the maturity date on the maturity date as postponed, but, in each case, interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Payment at maturity	Subject to the occurrence of an extraordinary event, at maturity, for each $1,000 stated principal amount of notes that you hold, you will receive an amount in cash equal to the greater of:
(1) $1,000; and

(2) the cash amount,
where,

basket stock cash amount, for each basket stock, means, in respect of the maturity date and each $1,000 stated principal amount of notes, the sum of the daily cash amounts, where “daily cash amount” or “DCA” means an amount for each averaging date in respect of each such $1,000 stated principal amount of notes in accordance with the following formula:

where:

N = 5;

Pn = the share price on such averaging date; and

ERn = the exchange ratio prevailing on such averaging date.

The exchange price per share of each basket stock is initially equal to the share reference price for such basket stock multiplied by the sum of (i) one and (ii) the exchange premium (the “initial exchange price”). The initial exchange price for each basket stock can be found in the table below. On any day, the exchange price per share of each basket stock is equal to the initial exchange price for such basket stock divided by the then-applicable adjustment factor for such basket stock on such day. The exchange premium is 4%. The exchange ratio is, for each basket stock, on any day, the result of the division of the stated principal amount by the exchange price for such basket stock in effect on such day. The adjustment factor for each basket stock will be initially set at 1.0 and is subject to change upon certain corporate events affecting such basket stock.

Basket Stock

Exchange Price

ASML Holding N.V.

$692.18

Bank of America Corporation

$40.78

Apple Inc.

$214.53

UnitedHealth Group Incorporated

$443.68

ServiceNow, Inc.

$910.53

“Averaging date” means, in respect of a cash amount calculation period, each of the trading days comprised in such cash amount calculation period, subject to postponement in the event of certain market disruption events.

“Cash amount calculation period” means, in relation to the maturity date, the period of N (as defined above) consecutive trading days up to (and including) the third business day prior to the maturity date.

Unless the weighted average price of the basket stocks has appreciated by more than approximately 4% across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on the stated principal amount of the notes. Additionally, even if the payment at maturity is equal to the cash amount, the payment at maturity will reflect only the weighted appreciation of each basket stock in excess of its exchange price, and, for each basket stock, that appreciation will be measured in terms of its exchange price, which is significantly greater than its share reference price. Moreover, even if one or more basket stocks appreciate in excess of its exchange price, such appreciation may be moderated, or wholly offset, by lesser increases or declines in one or more of the other basket stocks. See “Hypothetical Payouts on the Notes at Maturity” on PS-9.

You can review the historical prices of each of the basket stocks for the period from January 1, 2020 through April 24, 2025 in the section of this pricing supplement called “Description of Notes—Historical Information.” You cannot predict the future performance of any basket stock, or whether increases in the price of any of the basket stocks will be offset by decreases in the price of other basket stocks, based on its historical performance.

Extraordinary event payment feature in connection with certain events that could affect or are related to any basket stock

As further described under “Description of Notes—Extraordinary Events,” if an extraordinary event occurs with respect to any basket stock, the extraordinary event payment feature will be triggered. Extraordinary event, for each basket stock, means any of: (i) all traded option contracts in respect of shares of such basket stock are settled; (ii) a nationalization; (iii) a delisting; or (iv) a change in law.

If an extraordinary event occurs with respect to any basket stock: (i) on the extraordinary event amount payment date, we will pay with respect to each $1,000 stated principal amount of notes an amount in cash equal to the extraordinary event amount, which is the fair value of the embedded options representing the performance-based components linked to each basket stock (which will take into account the effect of the extraordinary event); and (ii) at maturity, we will pay with respect to each $1,000 stated principal amount of notes an amount in cash equal to $1,000 (and, for the avoidance of doubt, no holder of the notes will be entitled to any cash amount).

If an extraordinary event occurs, the amount you receive at maturity will not be based on the performance of any basket stock. Accordingly, such amount will not reflect, and you will not participate in, any appreciation in the price of any basket stock.

There is no minimum extraordinary event amount. Because the extraordinary event amount is based on the performance of each basket stock and is likely to be determined at a time when the price of at least one basket stock has significantly depreciated, the extraordinary event amount may be as low as zero.

See “Description of Notes—Extraordinary Events” and “Risk Factors—In connection with certain events that could affect or are related to any basket stock, the extraordinary event payment feature will be triggered, in which case, the amount you receive at maturity will not reflect, and you will not participate in, any appreciation in the price of any basket stock.”

The adjustment factor for each basket stock may be changed

During the term of the notes, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factor for each basket stock, initially set at 1.0, to reflect the occurrence of certain corporate events relating to such basket stock. You should read about these adjustments in the sections of this pricing supplement called “Risk

Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the basket stocks” and “Description of Notes—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights

Investing in the notes is not equivalent to investing in any of the basket stocks. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock. In addition, you do not have the right to exchange your notes for any of the basket stocks at any time.

Postponement of maturity date

If a market disruption event occurs with respect to any basket stock on any averaging date for such basket stock so that the last averaging date for such basket stock is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that last averaging date as postponed.

The notes are not listed	The notes will not be listed on any securities exchange.
MS & Co. will be the calculation agent

We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine each share reference price and each initial exchange price, will calculate the interest payable on the notes, will determine any exchange price on any day and the exchange ratio and whether a market disruption event has occurred or any antidilution adjustment will be made, and will calculate the amount of cash you will receive on the extraordinary event amount payment date (if applicable), or at maturity.

MS & Co. will be the agent; conflicts of interest

The agent for the offering of the notes, a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-47.

No affiliation with the issuer of any basket stock

None of the issuers of any of the basket stocks is an affiliate of ours and none of them are involved with this offering in any way. The obligations represented by the notes are obligations of ours and not of any issuer of any of the basket stocks.

Where you can find more information on the notes

The notes are unsecured securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2023 and prospectus dated April 12, 2024. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes— Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.” You should also read about some of the risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in securities such as the notes may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Notes—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY

Subject to the occurrence of an extraordinary event, at maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the greater of (1) $1,000 and (2) the cash amount. The cash amount will be determined by reference to the weighted average of the basket stock cash amount for each basket stock, which, for each basket stock, will be based on the average of the closing price of such basket stock across five averaging dates shortly prior to the maturity date and will be calculated as follows:

In respect of each $1,000 stated principal amount of notes, the sum (rounded to two decimal places, with $0.005 being rounded upwards) of the daily cash amounts, where “daily cash amount” or “DCA” means an amount for each averaging date in respect of each such $1,000 stated principal amount of notes in accordance with the following formula:

where:

N = 5;

Pn = the share price on such averaging date; and

ERn = the exchange ratio prevailing on such averaging date.

In no event will the payment at maturity be less than $1,000 per note.

For purposes of the table below, we refer to weighted average price of the basket stocks as the “final basket price.” The weighted average price of the basket stocks is determined by reference to the weighted average of the basket stock cash amount for each basket stock, which, for each basket stock, will be based on the average of the closing price of such basket stock across the five averaging dates, which, for each basket stock, we refer to as the final share price. The table below illustrates the payment at maturity for each note for a hypothetical range of final basket prices and does not cover the complete range of possible payouts at maturity. The table below assumes a hypothetical share reference price of $100.00, a hypothetical initial exchange price of $104.00, which is 104% of the hypothetical share reference price, and no adjustment to the adjustment factor over the term of the notes. The hypothetical share reference price of $100.00 has been chosen for illustrative purposes only and does not represent the actual share reference price. The actual share reference price and initial exchange price for each basket stock are set forth on the cover of this document. Some numbers appearing in the table below have been rounded for ease of analysis.

All payments on the notes, including the payment at maturity, are subject to our credit risk.

Final Basket Price	Final Basket Price / Share Reference Price	Stated Principal Amount	Cash Amount	Payment at Maturity	Return on $1,000 Note
$200	200%	$1,000	$1,923.08	$1,923.08	92.31%
$190	190%	$1,000	$1,826.92	$1,826.92	82.69%
$180	180%	$1,000	$1,730.77	$1,730.77	73.08%
$170	170%	$1,000	$1,634.62	$1,634.62	63.46%
$160	160%	$1,000	$1,538.46	$1,538.46	53.85%
$150	150%	$1,000	$1,442.31	$1,442.31	44.23%
$140	140%	$1,000	$1,346.15	$1,346.15	34.62%
$130	130%	$1,000	$1,250.00	$1,250.00	25.00%
$120	120%	$1,000	$1,153.85	$1,153.85	15.38%
$110	110%	$1,000	$1,057.69	$1,057.69	5.77%
$105	105%	$1,000	$1,009.62	$1,009.62	0.96%
$104	104%	$1,000	N/A	$1,000	0.00%
$100	100%	$1,000	N/A	$1,000	0.00%

$90	90%	$1,000	N/A	$1,000	0.00%
$80	80%	$1,000	N/A	$1,000	0.00%
$70	70%	$1,000	N/A	$1,000	0.00%
$60	60%	$1,000	N/A	$1,000	0.00%
$50	50%	$1,000	N/A	$1,000	0.00%
$40	40%	$1,000	N/A	$1,000	0.00%
$30	30%	$1,000	N/A	$1,000	0.00%
$20	20%	$1,000	N/A	$1,000	0.00%
$10	10%	$1,000	N/A	$1,000	0.00%
$0	0%	$1,000	N/A	$1,000	0.00%

As shown in the table above, unless the weighted average price of the basket stocks has appreciated by more than approximately 4% across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on the stated principal amount of the notes. Additionally, even if the weighted average price of the basket stocks is greater than the exchange price, the payment at maturity will reflect only the appreciation of the basket of stocks in excess of the exchange price, and that appreciation will be measured in terms of the exchange price, which is significantly greater than the share reference price.

The notes are being issued at a premium, but the amount of interest payable on the notes and the payment at maturity will be calculated based on the stated principal amount of the notes, which is lower than the issue price, and will not be adjusted based on the issue price. As a result, the return on your investment in the notes will be lower than it would have been if the issue price were equal to the stated principal amount. See “Risk Factors—Because you are purchasing your notes at a premium to the stated principal amount, the return on your investment will be lower than it would have been if the issue price were equal to the stated principal amount, and the impact of certain key terms of the notes will be negatively affected.”

RISK FACTORS

The notes are not secured debt and are riskier than ordinary debt securities. Investing in the notes is not equivalent to investing in any of the basket stocks. This section describes the material risks relating to the notes. For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus.

Risks Relating to an Investment in the Notes

The notes may not pay more than the stated principal amount at maturity

With respect to each $1,000 stated principal amount of notes, the payment at maturity will equal the greater of $1,000 and the cash amount. The cash amount will be determined by reference to the weighted average of the basket stock cash amount for each basket stock, which, for each basket stock, will be based on the average of the closing price of such basket stock across 5 averaging dates shortly prior to the maturity date, which, for each basket stock, we refer to as the final share price. For each basket stock, as the exchange price is significantly higher than the share reference price for such basket stock, unless the weighted average price of the basket stocks has appreciated by more than approximately 4% across the averaging dates, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes only pay interest at a below-market rate of 0.125% per annum, if the weighted average price of the basket stocks does not appreciate sufficiently above the exchange price over the term of the notes, the overall return on the notes (the effective yield to maturity) will be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a potential payment at maturity based upon any weighted average appreciation of a basket of stocks beyond the exchange price across the averaging dates.

Because you are purchasing your notes at a premium to the stated principal amount, the return on your investment will be lower than it would have been if the issue price were equal to the stated principal amount, and the impact of certain key terms of the notes will be negatively affected

You are purchasing your notes at a premium to the stated principal amount. However, the amount of interest payable on the notes and the payment at maturity will be calculated based on the stated principal amount of the notes, which is lower than the issue price, and will not be adjusted based on the issue price. As a result, the return on your investment in the notes will be lower than it would have been if the issue price were equal to the stated principal amount.

The payment at maturity will reflect only the weighted appreciation of each basket stock in excess of its exchange price, and, for each basket stock, that appreciation will be measured in terms of its exchange price, which is significantly greater than its share reference price

Unless the weighted average price of the basket stocks has appreciated by more than approximately 4% across the averaging dates, the payment at maturity will equal only $1,000 per note, and you will not receive any positive return on the stated principal amount of the notes. Additionally, even if the payment at maturity is equal to the cash amount, the payment at maturity will reflect only the weighted appreciation of each basket stock in excess of its exchange price, and, for each basket stock, that appreciation will be measured in terms of its exchange price, which is significantly greater than its share reference price. Moreover, even if one or more basket stocks appreciate in excess of its exchange price, such appreciation may be moderated, or wholly offset, by lesser increases or declines in one or more of the other basket stocks. See “Hypothetical Payouts on the Notes at Maturity” on PS-9.

The payment at maturity is based on the weighted arithmetic average of the closing price of each basket stock on each of the

The payment at maturity will be calculated by reference to the weighted average of the closing price of each basket stock on each of the five averaging dates. Therefore, in calculating the final share price for any basket stock, positive performance of such basket stock as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance of such basket stock as of other averaging dates.

5 averaging dates, and therefore the payment at maturity may be less than if it were based solely on the closing price of each basket stock on the final averaging date

Similarly, the final share price for each basket stock, calculated based on the closing price on each of the five averaging dates, may be less than the closing price for such basket stock on the final averaging date, and as a result, the amount you receive at maturity may be less than if it were based solely on the closing price of each basket stock on the final averaging date.

In connection with certain events that could affect or are related to any basket stock, the extraordinary event payment feature will be triggered, in which case, the amount you receive at maturity will not reflect, and you will not participate in, any appreciation in the price of any basket stock

As further described under “Description of Notes—Extraordinary Events,” if an extraordinary event occurs with respect to any basket stock, the extraordinary event payment feature will be triggered. Extraordinary event, for each basket stock, means any of: (i) all traded option contracts in respect of shares of such basket stock are settled; (ii) a nationalization; (iii) a delisting; or (iv) a change in law.

If an extraordinary event occurs, the amount you receive at maturity will not be based on the performance of any basket stock. Accordingly, such amount will not reflect, and you will not participate in, any appreciation in the price of any basket stock. In addition, there is no minimum extraordinary event amount. Because the extraordinary event amount is based on the performance of each basket stock and is likely to be determined at a time when the price of at least one basket stock has significantly depreciated, the extraordinary event amount may be as low as zero.

The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes

You are dependent on our ability to pay all amounts due on the notes on each interest payment date, on the extraordinary event amount payment date (if applicable), or at maturity and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of notes issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The market price of the notes may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that, generally, the trading price of each basket stock on any day (including in relation to the exchange price for such basket stock) will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

•the volatility (frequency and magnitude of changes in price) of the basket stocks;

•geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the basket stocks and the price of the basket stocks;

•interest and yield rates in the market;
•the dividend rate on the basket stocks, if any;
•the time remaining until the notes mature;
•the occurrence of certain events affecting the basket stocks that may or may not require an adjustment to its adjustment factor; and
•any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the closing price of one or more basket stocks at the time of sale is at, below or not sufficiently above its share reference price, or if market interest rates rise. You cannot predict the future performance of any basket stock, or whether increases in the price of any of the basket stocks will be offset by decreases in the price of other basket stocks, based on its historical performance. The final share price of one or more basket stocks may be at or below its exchange price so that you will receive only the stated principal amount at maturity (depending on the performance of the other basket stocks).

The notes will not be listed on any securities exchange and secondary trading may be limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of notes, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

You have no shareholder rights

Investing in the notes is not equivalent to investing in any of the basket stocks. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes

As calculation agent, MS & Co. will determine each share reference price and each initial exchange price, will calculate the interest payable on the notes, will determine any exchange price on any day and the exchange ratio and whether a market disruption event has occurred or any antidilution adjustment will be made, and will calculate the amount of cash you will receive on the extraordinary event amount payment date (if applicable) or at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the cash amount (and of any antidilution adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Notes—Share Reference Price,” “—Share Price,” “—Exchange Price,” “—Exchange Ratio,” “—Payment at Maturity,” “—Cash Amount,” “—Extraordinary Event Amount,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes

One or more of our affiliates and/or third-party dealers will carry out hedging activities related to the notes (and to other instruments linked to the basket stocks), including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the dates on which the share reference price for each basket stock is determined could increase the share reference price for a basket stock and, therefore, could increase the exchange price for such basket stock. Additionally, such hedging or trading activities during the term of the notes, including on the averaging dates, could adversely affect the price of the basket stocks, and, accordingly, the amount of cash you will receive at maturity.

Risks Relating to the Basket Stocks
Morgan Stanley is not affiliated with the issuers of any basket stock

None of the issuers of any of the basket stocks is an affiliate of ours and none of them are involved with this offering in any way. Consequently, we have no ability to control the actions of any of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. None of the issuers of the basket stocks has an obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to any of the issuers of the basket stocks.

We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests

We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the basket stocks

MS & Co., as calculation agent, will adjust the adjustment factor for a basket stock for certain corporate events affecting such basket stock, such as stock splits and stock dividends, and for certain other corporate actions involving such basket stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect a basket stock. If an event occurs with respect to a basket stock that does not require the calculation agent to adjust the adjustment factor for such basket stock, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor for a basket stock may materially and adversely affect the market price of the notes.

Changes in the price of one or more of the basket stocks may offset each other

Price movements in the basket stocks may not correlate with each other. At a time when the price of one or more basket stocks increase, the price of other basket stocks may not increase as much, or may even decline. Therefore, in calculating the cash amount payable at maturity, increases in the price of one or more basket stocks may be moderated, or wholly offset, by lesser increases or declines in the prices of one or more of the other basket stocks.

There are risks associated with investments in notes linked to the value of equity securities issued by foreign companies

The ordinary shares of ASML Holding N.V. are issued by a foreign company. Investments in notes linked to the value of any equity securities issued by a foreign company involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
The value of the ordinary shares of ASML Holding N.V. is subject to currency exchange rate risk.

As ASML Holding N.V. has its main operations in the Netherlands and derives its revenues in European Union euros, fluctuations in the exchange rate between European Union euros and the U.S. dollar may affect the market price of the ordinary shares of ASML Holding N.V., which may consequently affect the market value of the securities. The exchange rate between European Union euros and the U.S. dollar is managed by the European Union with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors. The European Central Bank, the monetary authority in the European Union, sets the spot rate of the European Union euros, and may also use a variety of techniques, such as intervention by its central bank or imposition of regulatory controls or taxes, to affect the European Union euros/U.S. dollar exchange rate. In the future, the European Union may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the European Union euros in ways that may be adverse to your interests. The exchange rate is also influenced by political or economic developments in the European Union, the United States or elsewhere and by macroeconomic factors and speculative actions. Management of the European Union euros by the European Central Bank could result in significant movement in the value of the European Union euros. Additionally, changes in the exchange rate may result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union and the United States, including economic and political developments in other countries. The value of the ordinary shares of ASML Holding N.V. and thus the value of the securities as well as the payment at maturity may be affected by the actions of the European Union, by currency fluctuations in response to other market forces or by the movement of currencies across borders.

DESCRIPTION OF NOTES

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Note” refers to each $1,000 Stated Principal Amount of the Cash-Settled Equity-Linked Notes due April 26, 2030 Based on the Performance of an Equally Weighted Basket of Five Stocks. We refer to the Ordinary Shares of ASML Holding N.V. as the ASML Stock, the Common Stock of Bank of America Corporation as the Bank of America Stock, the Common Stock of Apple Inc. as the Apple Stock, the Common Stock of UnitedHealth Group Incorporated as the UnitedHealth Group Stock and the Common Stock of ServiceNow, Inc. as the ServiceNow Stock, and we refer to each stock composing the basket individually as a “Basket Stock” and, collectively, as the “Basket Stocks.”

Issuer  Morgan Stanley Finance LLC (“MSFL”)

Guarantor  Morgan Stanley

Aggregate Principal Amount  $31,700,000

Pricing Date  April 24, 2025

Original Issue Date (Settlement Date)  April 29, 2025 (3 Business Days after the Pricing Date)

Maturity Date  April 26, 2030; provided that, if a Market Disruption Event occurs with respect to any Basket Stock on any Averaging Date for such Basket Stock so that the last Averaging Date for such Basket Stock is postponed and falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following that last Averaging Date as postponed. See “—Cash Amount” below.

Interest Accrual Date  April 29, 2025

Issue Price  $1,080 per Note

The Notes are being issued at a premium, but the amount of interest payable on the Notes and the Payment at Maturity will be calculated based on the Stated Principal Amount of the Notes, which is lower than the Issue Price, and will not be adjusted based on the Issue Price. As a result, the return on your investment in the Notes will be lower than it would have been if the Issue Price were equal to the Stated Principal Amount.

Stated Principal Amount  $1,000 per Note

Denominations  $1,000 and integral multiples thereof

CUSIP Number  61778KCM7

ISIN Number  US61778KCM71

Basket  The Basket is composed of the ordinary shares and common stocks of five companies, as listed under “—Basket Stocks” below.

Basket Stocks  With respect to each Basket Stock, the table below sets forth its issuer, its weighting, its Share Reference Price, its Basket Stock Exchange Rules, its Current Relevant Stock Exchange, its Current Related Exchange and its Current Option Exchange.

Issuer of Basket Stock	Basket Stock Weighting	Share Reference Price	Basket Stock Exchange Rules	Current Relevant Stock Exchange	Current Related Exchange	Current Option Exchange
ASML Holding N.V.	20%	$665.55795	Nasdaq Rules	Nasdaq	Nasdaq	Nasdaq
Bank of America Corporation	20%	$39.2074	NYSE Rules	NYSE	NYSE	NYSE
Apple Inc.	20%	$206.28145	Nasdaq Rules	Nasdaq	Nasdaq	Nasdaq
UnitedHealth Group Incorporated	20%	$426.61865	NYSE Rules	NYSE	NYSE	NYSE
ServiceNow, Inc.	20%	$875.5118	Nasdaq Rules	Nasdaq	Nasdaq	Nasdaq

Interest Rate  0.125% per annum, computed on a 30/360 day-count basis.

Interest Payment Dates  Semi-annually, on October 28, 2025, April 28, 2026, October 28, 2026, April 28, 2027, October 27, 2027, April 26, 2028, October 26, 2028, April 26, 2029, October 26, 2029 and the maturity date.

(i) If any scheduled Interest Payment Date is not a Business Day, we will pay interest on the next Business Day and (ii) if the Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest with respect to the Maturity Date on the Maturity Date as postponed, but, in each case, interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date.

For the avoidance of doubt, if an Extraordinary Event (as defined below) occurs, the Issuer shall continue to pay interest on the Notes on each Interest Payment Date and on the Maturity Date.

Record Dates  The “record date” for any Interest Payment Date is the date one Business Day prior to such Interest Payment Date; provided, however, that any interest payable at maturity or acceleration of the Notes shall be payable to the person to whom the Payment at Maturity or acceleration, as applicable, shall be payable.

Specified Currency  U.S. dollars

Share Reference Price  For each Basket Stock, as set forth under “—Basket Stocks” above.

Share Price  The Share Price for one share of each Basket Stock on any Trading Day means the Closing Price for one share of such Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day. See “—Closing Price” below.

Exchange Premium  4%

Exchange Price  The Exchange Price per share of each Basket Stock is initially equal to the Share Reference Price for such Basket Stock multiplied by the sum of (i) one and (ii) the Exchange Premium expressed as a decimal (rounded to four decimal places, with 0.00005 being rounded upwards) (the “Initial Exchange Price”).

On any day, the Exchange Price per share of each Basket Stock is equal to the Initial Exchange Price for such Basket Stock divided by the then-applicable Adjustment Factor for such Basket Stock on such day, as determined by the Calculation Agent. See “—Antidilution Adjustments” below.

Initial Exchange Price  With respect to each Basket Stock, the table below sets forth its Initial Exchange Price:

Basket Stock	Initial Exchange Price
ASML Holding N.V.	$692.18
Bank of America Corporation	$40.78
Apple Inc.	$214.53
UnitedHealth Group Incorporated	$443.68
ServiceNow, Inc.	$910.53

Exchange Ratio  For each Basket Stock, on any day, the result (rounded to four decimal places, with 0.00005 being rounded upwards) of the division of the Stated Principal Amount by the Exchange Price for such Basket Stock in effect on such day.

Initial Exchange Ratio  With respect to each Basket Stock, the table below sets forth its Initial Exchange Ratio:

Basket Stock	Initial Exchange Ratio
ASML Holding N.V.	1.4447104
Bank of America Corporation	24.5244128
Apple Inc.	4.6612939
UnitedHealth Group Incorporated	2.2538594
ServiceNow, Inc.	1.0982587

Payment at Maturity  Subject to the occurrence of an Extraordinary Event, at maturity, we will pay with respect to each $1,000 Stated Principal Amount of Notes an amount in cash equal to the greater of:

(1) $1,000; and

(2) the Cash Amount.

In no event will the Payment at Maturity be less than $1,000 per Note. Unless the weighted average price of the Basket Stocks has appreciated by more than approximately 4% across the Averaging Dates, the Payment at Maturity will equal only $1,000 per Note, and you will not receive any positive return on the Stated Principal Amount of the Notes. Additionally, even if the Payment at Maturity is equal to the Cash Amount, the Payment at Maturity will reflect only the weighted appreciation of each

Basket Stock in excess of its Exchange Price, and, for each Basket Stock, that appreciation will be measured in terms of its Exchange Price, which is significantly greater than its Share Reference Price. Moreover, even if one or more Basket Stocks appreciate in excess of its Exchange Price, such appreciation may be moderated, or wholly offset, by lesser increases or declines in one or more of the other Basket Stocks.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $1,000 Stated Principal Amount of Notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate Cash Amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Cash Amount  Means, in respect the Maturity Date, and each $1,000 Stated Principal Amount of Notes in respect of which the Payment at Maturity shall be payable, the sum (rounded to two decimal places, with $0.005 being rounded upwards) of the product of the Basket Stock Cash Amount for each Basket Stock multiplied by the Basket Stock Weighting for such Basket Stock, in accordance with the following formula:

Cash Amount = (BSCA1 × W1) + (BSCA2 × W2) + (BSCA3 × W3) + (BSCA4 × W4) + (BSCA5 × W5)

where, for each Basket Stockn:

BSCA = the Basket Stock Cash Amount; and

W  = the Basket Stock Weighting (as set forth under “—    Basket Stocks” above).

Basket Stock Cash Amount  For each Basket Stock, means, in respect of the Maturity Date, and each $1,000 Stated Principal Amount of Notes in respect of which the Payment at Maturity shall be payable, the sum of the Daily Cash Amounts, where “Daily Cash Amount” or “DCA” means an amount in U.S. dollars calculated by the Calculation Agent for each Averaging Date relating to the Maturity Date, in respect of each such $1,000 Stated Principal Amount of Notes, in accordance with the following formula:

where:

N = in respect of the Payment at Maturity, 5;

Pn = the Share Price on such Averaging Date; and

ERn = the Exchange Ratio prevailing on such Averaging Date.

“Averaging Date” means, in respect of a Cash Amount Calculation Period, each of the Trading Days comprised in such Cash Amount Calculation Period, subject to postponement in the event of certain Market Disruption Events.

“Cash Amount Calculation Period” means:

in relation to the Maturity Date, the period of N (as defined above) consecutive Trading Days up to (and including) the third Business Day prior to the Maturity Date.

If a Market Disruption Event relating to any Basket Stock occurs on any scheduled Averaging Date for such Basket Stock, the Calculation Agent shall calculate the Share Price for such Basket Stock for such Averaging Date using as a price the Share Price on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such Basket Stock, and each Averaging Date for such Basket Stock will then be the next Trading Day on which no Market Disruption Event occurs with respect to such Basket Stock following the preceding Averaging Date as postponed; provided that, if a Market Disruption Event occurs with respect to such Basket Stock on each of the five Trading Days immediately succeeding such Averaging Date, the Calculation Agent shall use a price for such Basket Stock equal to the arithmetic mean, as determined by the Calculation Agent on the fifth Trading Day immediately succeeding such Averaging Date, of the prices of one share of such Basket Stock determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such Basket Stock, taking into consideration the latest available quote for such Basket Stock and any other information in good faith deemed relevant by such dealers. Quotations of Morgan Stanley & Co. LLC (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained. In the event prices from at least three dealers are not obtained, the Calculation Agent shall make a good faith estimate of such price and, using that price, determine the Share Price for such Basket Stock.

If a Market Disruption Event occurs with respect to one or more Basket Stocks, the other Basket Stock(s) may be unaffected and, therefore, the Basket Stock Cash Amounts for the Basket Stocks may be determined using different Averaging Dates.

Extraordinary Events  For each Basket Stock, means any of the following:

(i) if option contracts in respect of shares of such Basket Stock are traded on the Related Exchange, and any event occurs as a result of which all such relevant option contracts are settled (including in accordance with the Basket Stock Exchange Rules ((as set forth under “—Basket Stocks” above)) or, in the case of an Alternative Option Exchange, the standard corporate actions procedures of the Alternative Option Exchange in effect at the relevant time, for example following the occurrence of a merger or takeover as provided in the Basket Stock Exchange Rules and other than as a result of a Nationalization or a Delisting);

(ii) a Nationalization (as defined below);

(iii) a Delisting (as defined below); or

(iv) a Change in Law (as defined below).

If an Extraordinary Event occurs with respect to any Basket Stock, the Extraordinary Event Payment Feature will be triggered and the Issuer shall provide notice of the occurrence of such Extraordinary Event within five Business Days (or such lesser notice as may be required to comply with the Change in Law) of the Relevant Announcement Date.

We will mail a notice of the occurrence of an Extraordinary Event to each holder of the Notes or, in the case of global debt securities, to DTC (in accordance with its procedures), as holder of the global debt securities, by first-class mail, postage prepaid, to the address of each holder as that address appears upon the books maintained by the paying agent. Notices given to DTC, as holder of the registered global securities, will be passed on to the beneficial owners of the Notes in accordance with the standard rules and procedures of DTC and its direct and indirect participants, including Clearstream, Luxembourg and Euroclear.

If the Extraordinary Event Payment Feature is triggered, we shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC of the amount of cash to be delivered with respect to each $1,000 Stated Principal Amount of Notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Extraordinary Event Amount Payment Date, and (ii) deliver the aggregate Cash Amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Extraordinary Event Amount Payment Date. We expect such amount of cash will be distributed to investors on the Extraordinary Event Amount Payment Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Extraordinary Event Payment Feature  If an Extraordinary Event occurs with respect to any Basket Stock: (i) on the Extraordinary Event Amount Payment Date, we will pay with respect to each $1,000 Stated Principal Amount of Notes an amount in cash equal to the Extraordinary Event Amount; (ii) notwithstanding “—Payment at Maturity” above, at maturity, we will instead pay with respect to each $1,000 Stated Principal Amount of Notes an amount in cash equal to $1,000 (and, for the avoidance of doubt, no holder of the Notes will be entitled to any Cash Amount); and (iii) (x) the Issuer shall continue to pay interest on the Notes on each Interest Payment Date and on the Maturity Date; and (y) the triggering of the Extraordinary Event Payment Feature may not be annulled.

If an Extraordinary Event occurs, the amount you receive at maturity will not be based on the performance of any Basket Stock. Accordingly, such amount will not reflect, and you will not participate in, any appreciation in the price of any Basket Stock.

Extraordinary Event Amount  Means, in respect of each $1,000 Stated Principal Amount of Notes, the fair value of the embedded options representing the performance-based components linked to each Basket Stock on the Relevant Announcement Date as determined by the Calculation Agent in good faith taking into account, inter alia, the Share Price of each Basket Stock on the Relevant Announcement Date, the settlement amount(s) in respect of any termination of any Exchangeable Note Hedge Transaction(s), the effect of the Extraordinary Event and any other market parameter the Calculation Agent deems in good faith to be relevant for the valuation of such options on the Relevant Announcement Date.

There is no minimum Extraordinary Event Amount. Because the Extraordinary Event Amount is based on the performance of each Basket Stock and is likely to be determined at a time when the price of at least one Basket Stock has significantly depreciated, the Extraordinary Event Amount may be as low as zero.

Exchangeable Note Hedge Transaction  Means any transaction including a share option transaction or asset which the Issuer or any of its Affiliates deems appropriate, or has already in place, to hedge the equity price risk of entering into and performing its obligations with respect to the Notes.

Extraordinary Event Amount

Payment Date  Means the 30th Trading Day following the Relevant Announcement Date.

Relevant Announcement Date  Means (i) in respect of an Extraordinary Event pursuant to paragraph (i) under “—Extraordinary Events” above, the date of announcement of settlement of all relevant option contracts in respect of shares of the applicable Basket Stock traded on the Related Exchange, (ii) in respect of a Nationalization, the date of the first public announcement to nationalize (whether or not subsequently amended) that leads to the Nationalization, (iii) in respect of a Change in Law, the date on which the Issuer determines that a Change in Law has occurred or on which the Issuer or any of its Affiliates receives a notice from a Hedging Counterparty that it has determined that a Change in Law has occurred, and (iv) in the case of a Delisting, the date of the first public announcement by the Relevant Stock Exchange that shares of the applicable Basket Stock will cease to be listed, traded or publicly quoted, whichever is earlier.

Affiliate  Has the meaning set forth in Rule 501(b) of Regulation D under the Securities Act.

Hedging Counterparty  Means a counterparty to a Hedge Transaction of (i) the Issuer; (ii) the Guarantor or (iii) any of the Issuer’s or the Guarantor’s Affiliates.

Nationalization  For each Basket Stock, means that, as determined by the Calculation Agent, all shares of such Basket Stock or all or substantially all the assets of the issuer of such Basket Stock (as set forth under “—Basket Stocks” above) are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.

Delisting  For each Basket Stock, means that, as determined by the Calculation Agent, the Relevant Stock Exchange announces that, pursuant to the rules of such Relevant Stock Exchange, shares of such Basket Stock cease (or will cease) to be listed, traded or publicly quoted on the Relevant Stock Exchange for any reason (other than by reason of a merger, takeover or other special circumstances as contemplated by the Basket Stock Exchange Rules) and are not immediately re-listed, re-traded or re-quoted on a stock exchange or securities market located in the United States.

Change in Law  For each Basket Stock, means that, on or after the Pricing Date (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), or (C) due to the change (for any reason) outside of the United States in statutory seat, state of incorporation or tax residency of the Issuer or the Guarantor, the Issuer or the Guarantor determines in good faith or a Hedging Counterparty notifies the Issuer, the Guarantor or any of the Issuer’s or the Guarantor’s Affiliates that it has determined that (X) it has become illegal to hold, acquire or dispose of shares of such Basket Stock, any Hedge Transactions or the Notes or effect its necessary Hedging Activities, or (Y) it would incur a materially increased cost in performing its obligations under, in the case of the Issuer or the Guarantor, the Notes and the Guarantee, respectively, or a Hedge Transactions or, in the case of an Affiliate of the Issuer, a Hedge Transaction, or, in the case of the Hedging Counterparty, any Hedge Transactions or in effecting its Hedging Activities (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position, and, among others, due to any withholding tax on dividends paid by the Issuer or any of its Affiliates to the Hedging Counterparty under their respective Hedge Transaction), provided that, where the Change in Law relates to the Hedging Counterparty, the Hedging Counterparty notifies the Issuer, the Guarantor or any of the Issuer’s or the Guarantor’s Affiliates that it has terminated or will terminate the Hedge Transaction as a result of the Change in Law.

Hedging Activities  Means any activities or transactions undertaken in connection with the establishment, maintenance, adjustment or termination of a Hedge Transaction.

Hedge Transaction  Means: (i) with respect to the Issuer, the Guarantor or any of their Affiliates, a transaction including a share option transaction (a “Transaction”) or asset the Issuer, the Guarantor or any Affiliate of the Issuer or the Guarantor deems appropriate to hedge the equity price risk of entering into and performing its obligations with respect to the Notes; or (ii) with respect to a Hedging Counterparty, (a) any Transaction or (b) any purchase, sale, entry into or maintenance of one or more (1) positions or contracts in securities, options, futures, derivatives or foreign exchange, (2) stock loan transactions or (3) other instruments or arrangements (howsoever described) by a Hedging Counterparty (or an Affiliate thereof) to hedge, individually or on a portfolio basis, a Transaction.

Relevant Stock Exchange  For each Basket Stock, means (i) in respect of shares of such Basket Stock, the Current Relevant Stock Exchange (as set forth under “—Basket Stocks” above) or its successor or any substitute exchange to which trading in shares of such Basket Stock has temporarily or permanently relocated, as determined by the Calculation Agent, and (ii) in respect of any security (other than shares of such Basket Stock), or, as the case may be, option, warrant, or other right or asset, the principal stock exchange or securities market on which such securities, or, as the case may be, options, warrants, or other rights or assets are then listed, admitted to trading or quoted or dealt in.

Related Exchange  For each Basket Stock, means the Current Related Exchange (as set forth under “—Basket Stocks” above) or any Alternative Option Exchange, as the case may be.

Alternative Option Exchange  For each Basket Stock, if no options contracts in respect of shares of such Basket Stock are traded on the Current Option Exchange (as set forth under “—Basket Stocks” above) but are traded on any other exchange or quotation system which serves as the principal place of trading for option contracts and futures contracts in respect of shares of such Basket Stock (such other exchange or quotation system as aforesaid, being, only in circumstances where no options contracts in respect of shares of such Basket Stock are traded on the Current Option Exchange but options contracts are traded on such other exchange or quotation system as aforesaid, the “Alternative Option Exchange”).

Closing Price  Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

•if such Basket Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed,

•if such Basket Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

•if such Basket Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Antidilution Adjustments” below.

Adjustment Factor  For each Basket Stock, 1.0, subject to adjustment in the event of certain corporate events affecting such Basket Stock. See “—Antidilution Adjustments” below.

Trading Day  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the notes intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities” in the accompanying prospectus.

Trustee  The Bank of New York Mellon, a New York banking corporation

Agent  MS & Co. and its successors

Calculation Agent  MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations and determinations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655), unless otherwise specified herein; all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655), unless otherwise specified herein; and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward, unless otherwise specified herein.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining each Share Reference Price, each Initial Exchange Price, any Exchange Price on any day, the Exchange Ratio, the Payment at Maturity, each Basket Stock Cash Amount, the Cash Amount, the Extraordinary Event Amount, whether to make any adjustments to any Adjustment Factor or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event  Market Disruption Event means, with respect to any Basket Stock:

(i) the occurrence or existence of:

(a) a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market, or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate, or

(c) the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments  Subject to the occurrence of an Extraordinary Event, the Adjustment Factor with respect to a Basket Stock will be adjusted as follows:

1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Adjustment Factor for such Basket Stock will be adjusted so that the new Adjustment Factor for such Basket Stock shall equal the prior Adjustment Factor for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Adjustment Factor for such Basket Stock.

3. If the issuer of a Basket Stock issues rights or warrants to all holders of such Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4. The following adjustments to the Adjustment Factor for a Basket Stock will be made to reflect all ordinary cash dividends with respect to such Basket Stock (“Ordinary Dividends”) with an ex-dividend date during the period set forth below that have a value greater or less than the applicable Base Dividend (as defined below); provided that, if the issuer of such Basket Stock effects a change in the periodicity of its dividend payments (e.g. from quarterly payments to semi-annual payments) (a “Payment Period Adjustment”), the Calculation Agent will make a corresponding adjustment to the Base Dividend and the timing of any Ordinary Dividend adjustment pursuant to this paragraph 4. Ordinary Dividends do not include any distributions described in paragraph 2 and clauses (i), (iv) and (v) of the first sentence of paragraph 6 nor Extraordinary Dividends as defined in paragraph 5. If any Ordinary Dividend with respect to a Basket Stock has an “ex-dividend date” (that is, the day on and after which transactions in such Basket Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other distributions) on or after the Trading Day immediately following the Pricing Date of the Notes and on or prior to the last Averaging Date, the Adjustment Factor with respect to such Basket Stock will be adjusted on the ex-dividend date for such Ordinary Dividend so that the new Adjustment

Factor for such Basket Stock will equal the product of (i) the prior Adjustment Factor for such Basket Stock and (ii) a fraction, the numerator of which is the Closing Price of such Basket Stock on the Trading Day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such Closing Price, the “Base Closing Price”) and the denominator of which is (x) the sum of the Base Closing Price and the applicable Base Dividend less (y) the amount of such Ordinary Dividend. If the issuer of a Basket Stock declares that it will pay no dividend in any quarter, other than in connection with a Payment Period Adjustment, an adjustment will be made in accordance with this paragraph 4 on the date corresponding to the ex-dividend date in the immediately prior dividend payment period during which an ordinary cash dividend was paid.

“Base Dividend” means, with respect to each expected ex-dividend date specified below, the corresponding amount set forth in the table below; provided that each Base Dividend is subject to adjustment for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split.

ASML Holding N.V. Dividends:

Expected ex-dividend date	Base Dividend
June 16, 2025	$1.95
September 15, 2025	$1.95
December 8, 2025	$1.95
March 9, 2026	$1.95
June 22, 2026	$1.95
September 14, 2026	$1.95
December 7, 2026	$1.95
March 15, 2027	$1.95
June 21, 2027	$1.95
September 13, 2027	$1.95
December 6, 2027	$1.95
March 14, 2028	$1.95
June 21, 2028	$1.95
September 13, 2028	$1.95
December 6, 2028	$1.95
March 14, 2029	$1.95
June 21, 2029	$1.95
September 13, 2029	$1.95
December 6, 2029	$1.95
March 14, 2030	$1.95

Bank of America Corporation Dividends:

Expected ex-dividend date	Base Dividend
May 30, 2025	$0.26
August 29, 2025	$0.26
December 2, 2025	$0.26
February 27, 2026	$0.26
May 29, 2026	$0.26
August 31, 2026	$0.26
December 2, 2026	$0.26
March 1, 2027	$0.26
May 28, 2027	$0.26
August 30, 2027	$0.26
December 2, 2027	$0.26
February 28, 2028	$0.26
May 30, 2028	$0.26
August 30, 2028	$0.26
December 1, 2028	$0.26
February 28, 2029	$0.26
May 30, 2029	$0.26
August 30, 2029	$0.26
December 3, 2029	$0.26
February 28, 2030	$0.26

Apple Inc. Dividends:

Expected ex-dividend date	Base Dividend
May 12, 2025	$0.25
August 11, 2025	$0.25
November 10, 2025	$0.25
February 9, 2026	$0.25
May 11, 2026	$0.25
August 10, 2026	$0.25
November 9, 2026	$0.25
February 8, 2027	$0.25
May 10, 2027	$0.25
August 9, 2027	$0.25
November 8, 2027	$0.25
February 7, 2028	$0.25
May 8, 2028	$0.25
August 7, 2028	$0.25
November 6, 2028	$0.25
February 12, 2029	$0.25
May 14, 2029	$0.25
August 13, 2029	$0.25
November 12, 2029	$0.25
February 11, 2030	$0.25

UnitedHealth Group Incorporated Dividends:

Expected ex-dividend date	Base Dividend
June 16, 2025	$2.10
September 15, 2025	$2.10
December 8, 2025	$2.10
March 9, 2026	$2.10
June 22, 2026	$2.10
September 14, 2026	$2.10
December 7, 2026	$2.10
March 15, 2027	$2.10
June 21, 2027	$2.10
September 13, 2027	$2.10
December 6, 2027	$2.10
March 14, 2028	$2.10
June 21, 2028	$2.10
September 13, 2028	$2.10
December 6, 2028	$2.10
March 14, 2029	$2.10
June 21, 2029	$2.10
September 13, 2029	$2.10
December 6, 2029	$2.10
March 14, 2030	$2.10

ServiceNow, Inc. Dividends:

Expected ex-dividend date	Base Dividend
N/A	$0.00

5. Subject to the last sentence of this paragraph, if any cash dividend or distribution of such other property with respect to a Basket Stock includes an Extraordinary Dividend, the Adjustment Factor with respect to such Basket Stock will be adjusted on the ex-dividend date so that the new Adjustment Factor for such Basket Stock will equal the product of (i) the prior Adjustment Factor for such Basket Stock and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. For a Basket Stock, “Extraordinary Dividend” means each of (a) the full amount per share of such Basket Stock of any cash dividend or special dividend or distribution that is identified by the issuer of such Basket Stock as an extraordinary or special dividend or distribution and (b) the full cash value of any non-cash dividend or distribution per share of such Basket Stock. A distribution on a Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 6 below shall cause an adjustment to the Adjustment Factor for such Basket Stock pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 6, as applicable.

6. If (i) there occurs any reclassification or change of a Basket Stock, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of such issuer (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the issuer of a Basket Stock or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than such issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of a Basket Stock (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining the amount payable in accordance with the Payment at Maturity for each Stated Principal Amount, shall be determined in accordance with “—Payment at Maturity” above, except that all references to the “Share Price” with respect to the applicable Basket Stock therein shall be deemed to refer to the “Exchange Property Value” (as defined below).

The “Exchange Property Value” means the sum of:

(a) the Closing Price of one share of any securities composing the Exchange Property on the relevant day multiplied by the number of units of the applicable securities received for each share of the applicable Basket Stock; and

(b) the aggregate cash amount of any Exchange Property.

“Exchange Property” means any shares of the applicable Basket Stock that continue to be held by the holders of such Basket Stock and any securities, cash or any other assets distributed to holders of such Basket Stock with respect to one share of such Basket Stock in, or as a result of, a Reorganization Event.

For purposes of paragraph 6 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash. For the avoidance of doubt, no interest will accrue on any Exchange Property.

In the event that the ASML Stock is no longer listed on a primary U.S. securities exchange and the ordinary shares of ASML Holding N.V. (“ASML ordinary shares”) are listed on a primary U.S. securities exchange, the calculation agent, in its sole discretion, will adjust the adjustment factor such that the product of the last reported sale price of the ASML Stock and the adjustment factor at the last time the ASML Stock were listed equals the product of the last reported sale price of the ASML ordinary shares and the adjusted adjustment factor at such time, and the ASML ordinary shares will take the place of the ASML Stock. In the event that the ASML Stock issuer or the depositary for the ASML Stock elects, in the absence of any of the events described in paragraph 1, 2, 3, 4, 5 or 6 above, to change the number of the ASML ordinary shares that are represented by each share of ASML Stock, the adjustment factor on any trading day after the change becomes effective will be proportionally adjusted. In addition, if any event requiring an adjustment to be made to the adjustment factor pursuant to paragraph 2, 3, 4 or 5 above would result in a different adjustment with respect to the ASML Stock than with respect to the ASML ordinary shares, the calculation agent will adjust the adjustment factor based solely on the effect of such event on the ASML Stock.

In the event that Exchange Property consists of securities, those securities will, in turn, be subject to the anti-dilution adjustments set forth in paragraphs 1 through 6.

Following the occurrence of any Reorganization Event referred to in paragraph 6 above, all references herein to the relevant Basket Stock shall be deemed to refer to the Exchange Property, and references to a “share” or “shares” of such Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor shall be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor shall be made up to the close of business on the last Averaging Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing price of each Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor, or to the method of calculating the amount payable at maturity of the Notes made pursuant to paragraph 6 above, upon written request by any investor in the Notes.

Alternate Exchange Calculation

in Case of an Event of Default  If an Event of Default (as defined in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Notes, which we describe below, the holders of the Notes and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•no quotation of the kind referred to above is obtained, or

•every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the final Averaging Date related to the Maturity Date, then the Acceleration Amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

ASML Stock; Public Information

ASML Holding N.V. (“ASML”) provides lithography solutions for the development, production, marketing, sales, upgrading, and servicing of advanced semiconductor equipment systems. ASML Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by ASML pursuant to the Exchange Act can be located by reference to Commission file number 001-33463. In addition, information regarding ASML may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes referenced hereby and does not relate to ASML or other securities of ASML. We have derived all disclosures contained in this pricing supplement regarding ASML from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to ASML in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding ASML is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of ASML Stock (and therefore the price of ASML Stock at the time we priced the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning ASML could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of ASML Stock.

We and/or our affiliates may presently or from time to time engage in business with ASML, including extending loans to, or making equity investments in, ASML or providing advisory services to ASML, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to ASML, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to ASML, and the reports may or may not recommend that investors buy or hold ASML Stock. As a purchaser of the Notes, you should undertake an independent investigation of ASML as in your judgment is appropriate to make an informed decision with respect to an investment linked to ASML Stock.

Bank of America Stock; Public Information

Bank of America Corporation (“Bank of America”) is a bank holding company and a financial holding company. Bank of America Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Bank of America pursuant to the Exchange Act can be located by reference to Commission file number 001-06523. In addition, information regarding Bank of America may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes referenced hereby and does not relate to Bank of America Stock or other securities of Bank of America. We have derived all disclosures contained in this pricing supplement regarding Bank of America from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Bank of America in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Bank of America is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Bank of America Stock (and therefore the price of Bank of America Stock at the time we priced the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Bank of America could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of Bank of America Stock.

We and/or our affiliates may presently or from time to time engage in business with Bank of America, including extending loans to, or making equity investments in, Bank of America or providing advisory services to Bank of America, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Bank of America, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Bank of America, and the reports may or may not recommend that investors buy or hold Bank of America Stock. As a purchaser of the Notes, you should undertake an independent investigation of Bank of America as in your judgment is appropriate to make an informed decision with respect to an investment linked to Bank of America Stock.

Apple Stock; Public Information

Apple Inc. (“Apple”) designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services. Apple Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Apple pursuant to the Exchange Act can be located by reference to Commission file number 001-36743. In addition, information regarding Apple may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes referenced hereby and does not relate to Apple or other securities of Apple. We have derived all disclosures contained in this pricing supplement regarding Apple from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Apple is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Apple Stock (and therefore the price of Apple Stock at the time we priced the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of Apple Stock.

We and/or our affiliates may presently or from time to time engage in business with Apple, including extending loans to, or making equity investments in, Apple or providing advisory services to Apple, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Apple, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Apple, and the reports may or may not recommend that investors buy or hold Apple Stock. As a purchaser of the Notes, you should undertake an independent investigation of Apple as in your judgment is appropriate to make an informed decision with respect to an investment linked to Apple Stock.

UnitedHealth Group Stock; Public Information

UnitedHealth Group Incorporated (“UnitedHealth Group”) is a health care and well-being company. UnitedHealth Group Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by UnitedHealth Group pursuant to the Exchange Act can be located by reference to Commission file number 001- 10864. In addition, information regarding UnitedHealth Group may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes referenced hereby and does not relate to UnitedHealth Group or other securities of UnitedHealth Group. We have derived all disclosures contained in this pricing supplement regarding UnitedHealth Group from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to UnitedHealth Group in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding UnitedHealth Group is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of UnitedHealth Group Stock (and therefore the price of UnitedHealth Group Stock at the time we priced the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning UnitedHealth Group could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of UnitedHealth Group Stock.

We and/or our affiliates may presently or from time to time engage in business with UnitedHealth Group, including extending loans to, or making equity investments in, UnitedHealth Group or providing advisory services to UnitedHealth Group, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to UnitedHealth Group, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to UnitedHealth Group, and the reports may or may not recommend that investors buy or hold UnitedHealth Group Stock. As a purchaser of the Notes, you should undertake an independent investigation of UnitedHealth Group as in your judgment is appropriate to make an informed decision with respect to an investment linked to UnitedHealth Group Stock.

ServiceNow Stock; Public Information

ServiceNow, Inc. (“ServiceNow”) is a workflow automation platform. ServiceNow Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by ServiceNow pursuant to the Exchange Act can be located by reference to Commission file number 001-35580. In addition, information regarding ServiceNow may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes referenced hereby and does not relate to ServiceNow Stock or other securities of ServiceNow. We have derived all disclosures contained in this pricing supplement regarding ServiceNow from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to ServiceNow in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding ServiceNow is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of ServiceNow Stock (and therefore the price of ServiceNow Stock at the time we priced the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning ServiceNow could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of ServiceNow Stock.

We and/or our affiliates may presently or from time to time engage in business with ServiceNow, including extending loans to, or making equity investments in, ServiceNow or providing advisory services to ServiceNow, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to ServiceNow, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to ServiceNow, and the reports may or may not recommend that investors buy or hold ServiceNow Stock. As a purchaser of the Notes, you should undertake an independent investigation of ServiceNow as in your judgment is appropriate to make an informed decision with respect to an investment linked to ServiceNow Stock.

Historical Information  The following tables set forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of ASML Stock, Bank of America Stock, Apple Stock, UnitedHealth Group Stock and NVIDIA Stock for each quarter in the period from January 1, 2020 through April 24, 2025. The graphs following each Basket Stock’s historical table set forth the historical performance of the respective Basket Stock for the same period. On April 24, 2025, the Closing Price for the ASML Stock was $675.00, the Closing Price for the Bank of America Stock was $39.58, the Closing Price for the Apple Stock was $208.37, the Closing Price for the UnitedHealth Group Stock was $424.25 and the Closing Price for the ServiceNow Stock was $938.57. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical prices of Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of Basket Stocks on any date, including any Averaging Date.

Unless the weighted average price of the Basket Stocks has appreciated by more than approximately 4% across the Averaging Dates, the Payment at Maturity will equal only

$1,000 per Note, and you will not receive any positive return on the Stated Principal Amount of the Notes. Additionally, even if the Payment at Maturity is equal to the Cash Amount, the Payment at Maturity will reflect only the weighted appreciation of each Basket Stock in excess of its Exchange Price, and, for each Basket Stock, that appreciation will be measured in terms of its Exchange Price, which is significantly greater than its Share Reference Price. Moreover, even if one or more Basket Stocks appreciate in excess of its Exchange price, such appreciation may be moderated, or wholly offset, by lesser increases or declines in one or more of the other Basket Stocks.

The Issuer intends to enter into certain derivatives arrangements to hedge the exposure to pay cash amounts upon redemption and/or may be party to certain existing derivative positions in relation to shares of the Basket Stocks and may enter into further transactions to hedge its position, or adjust its hedging position under such arrangements, including transactions to be conducted during the reference period regarding the determination of the Share Reference Price and other averaging and valuation periods in relation to the Notes. Such activity may impact the Share Reference Price, the price or value of shares of the Basket Stocks and the Notes more generally, including without limitation during such averaging or valuation periods.

The hedging activities of the Issuer may present a conflict of interest between the interests of holders of the Notes and the interests that the Issuer and the Agent have in executing, maintaining and adjusting hedge transactions. These hedging activities could also affect the price of the Notes in the secondary market. In addition, because hedging the obligations under derivative arrangements in relation to shares of the Basket Stocks or the Notes entails risk and may be influenced by market conditions beyond the Issuer’s control, hedging activities may result in a profit or loss for the Issuer.

Furthermore, the Calculation Agent in respect of the Notes is a subsidiary of Morgan Stanley and an affiliate of the Issuer. As a result, potential conflicts of interest may arise in acting in its capacity as the Calculation Agent and other capacities in which it acts under the Notes. Subject to any relevant regulatory obligations, the Calculation Agent owes no duty or responsibility to any holder of the Notes to avoid any conflict or to act in the interests of any holder of the Notes. The Issuer may also rely on affiliates of Morgan Stanley (including the Calculation Agent) or other service providers to perform its operational requirements. In the event any relevant Morgan Stanley entities or other service providers fail to perform any obligations, this may adversely affect the value of shares of the Basket Stocks and potentially the amounts payable under the Notes. Further, Morgan Stanley or any of its affiliates may contract with the Issuer and/or enter into transactions, including hedging transactions, which relate to the Issuer or the Notes and as a result Morgan Stanley may face a conflict between its obligations as Calculation Agent and its and/or its affiliates’ interests in other capacities.

ASML Holding N.V.

Historical High and Low Closing Prices and Dividends

January 1, 2020 through April 24, 2025

	High ($)	Low ($)	Dividends ($)
2020
First Quarter	317.44	196.99	1.23907
Second Quarter	368.03	244.61	-
Third Quarter	398.49	347.35	-
Fourth Quarter	489.91	361.21	1.1863773
2021
First Quarter	625.67	487.72	1.5892348
Second Quarter	709.33	601.88	-
Third Quarter	889.33	673.69	-
Fourth Quarter	879.12	712.94	1.7716635
2022
First Quarter	797.49	573.04	3.313257
Second Quarter	680.83	468.15	-
Third Quarter	588.46	415.35	1.186544
Fourth Quarter	628.27	379.13	1.1390557
2023
First Quarter	696.55	546.40	1.2511388
Second Quarter	740.21	605.76	1.5791301
Third Quarter	757.03	572.71	1.3540122
Fourth Quarter	764.03	570.60	1.3002259
2024
First Quarter	1,047.39	700.29	1.322226
Second Quarter	1,068.86	852.84	1.59222
Third Quarter	1,098.95	749.82	1.3968458
Fourth Quarter	872.27	658.43	1.3951533
2025
First Quarter	776.99	662.63	1.334895
Second Quarter (through April 24, 2025)	687.26	595.37	-

The following graph shows the daily Closing Prices of ASML Stock from January 1, 2020 through April 24, 2025. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on any date, including any Averaging Date.

Historical Daily Closing Prices of ASML Holding N.V.

January 1, 2020 through April 24, 2025

Bank of America Corporation

Historical High and Low Closing Prices and Dividends

January 1, 2020 through April 24, 2025

	High ($)	Low ($)	Dividends ($)
2020
First Quarter	35.64	18.08	0.18
Second Quarter	28.54	19.77	0.18
Third Quarter	26.92	22.77	0.18
Fourth Quarter	30.31	23.47	0.18
2021
First Quarter	38.99	29.65	0.18
Second Quarter	43.27	38.08	0.18
Third Quarter	43.26	36.93	0.21
Fourth Quarter	48.37	43.08	0.21
2022
First Quarter	49.38	38.34	0.21
Second Quarter	40.90	31.13	0.21
Third Quarter	36.64	30.13	0.22
Fourth Quarter	38.41	29.77	0.22
2023
First Quarter	36.77	26.97	0.22
Second Quarter	30.56	26.99	0.22
Third Quarter	32.65	27.17	0.24
Fourth Quarter	33.94	25.17	0.24
2024
First Quarter	37.92	31.73	0.24
Second Quarter	40.02	34.68	0.24
Third Quarter	44.13	36.65	0.26
Fourth Quarter	47.77	39.22	0.26
2025
First Quarter	47.74	39.61	0.26
Second Quarter (through April 24, 2025)	41.85	34.39	-

The following graph shows the daily Closing Prices of Bank of America Stock from January 1, 2020 through April 24, 2025. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on any date, including any Averaging Date.

Historical Daily Closing Prices of Bank of America Corporation

January 1, 2020 through April 24, 2025

Apple Inc.

Historical High and Low Closing Prices and Dividends

January 1, 2020 through April 24, 2025

	High ($)	Low ($)	Dividends ($)
2020
First Quarter	81.80	56.09	0.1925
Second Quarter	91.63	60.23	0.205
Third Quarter	134.18	91.03	0.205
Fourth Quarter	136.69	108.77	0.205
2021
First Quarter	143.16	116.36	0.205
Second Quarter	136.96	122.77	0.22
Third Quarter	156.69	137.27	0.22
Fourth Quarter	180.33	139.14	0.22
2022
First Quarter	182.01	150.62	0.22
Second Quarter	178.44	130.06	0.23
Third Quarter	174.55	138.20	0.23
Fourth Quarter	155.74	126.04	0.23
2023
First Quarter	164.90	125.02	0.23
Second Quarter	193.97	160.10	0.24
Third Quarter	196.45	170.43	0.24
Fourth Quarter	198.11	166.89	0.24
2024
First Quarter	195.18	169.00	0.24
Second Quarter	216.67	165.00	0.25
Third Quarter	234.82	207.23	0.25
Fourth Quarter	259.02	221.69	0.25
2025
First Quarter	250.42	209.68	0.25
Second Quarter (through	223.89	172.42	-

April 24, 2025)

The following graph shows the daily Closing Prices of Apple Stock from January 1, 2020 through April 24, 2025. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on any date, including any Averaging Date.

Historical Daily Closing Prices of Apple Inc.

January 1, 2020 through April 24, 2025

UnitedHealth Group Incorporated

Historical High and Low Closing Prices and Dividends

January 1, 2020 through April 24, 2025

	High ($)	Low ($)	Dividends ($)
2020
First Quarter	305.31	194.86	1.08
Second Quarter	311.85	229.49	1.25
Third Quarter	323.70	291.16	1.25
Fourth Quarter	356.82	303.68	1.25
2021
First Quarter	379.06	324.34	1.25
Second Quarter	420.89	364.37	1.45
Third Quarter	429.71	390.74	1.45
Fourth Quarter	505.58	387.01	1.45
2022
First Quarter	520.82	455.89	1.45
Second Quarter	546.01	452.06	1.65
Third Quarter	548.32	501.24	1.65
Fourth Quarter	555.15	498.86	1.65
2023
First Quarter	530.18	460.33	1.65
Second Quarter	526.23	458.49	1.88
Third Quarter	510.93	447.75	1.88
Fourth Quarter	552.97	504.19	1.88
2024
First Quarter	545.42	472.60	1.88
Second Quarter	524.63	439.20	2.10

Third Quarter	604.18	488.01	2.10
Fourth Quarter	625.25	485.52	2.10
2025
First Quarter	548.18	461.52	2.10
Second Quarter (through April 24, 2025)	599.47	425.33	-

The following graph shows the daily Closing Prices of UnitedHealth Group Stock from January 1, 2020 through April 24, 2025. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on any date, including any Averaging Date.

Historical Daily Closing Prices of UnitedHealth Group Incorporated

January 1, 2020 through April 24, 2025

ServiceNow, Inc.

Historical High and Low Closing Prices and Dividends

January 1, 2020 through April 24, 2025

	High ($)	Low ($)	Dividends ($)
2020
First Quarter	357.72	254.70	-
Second Quarter	405.06	249.57	-
Third Quarter	499.69	401.87	-
Fourth Quarter	565.43	476.00	-
2021
First Quarter	594.47	464.05	-
Second Quarter	562.63	454.40	-
Third Quarter	678.63	545.17	-
Fourth Quarter	701.73	599.57	-
2022
First Quarter	649.11	484.42	-
Second Quarter	574.82	412.25	-
Third Quarter	516.20	370.10	-
Fourth Quarter	425.60	341.76	-
2023
First Quarter	491.27	366.32	-

Second Quarter	574.37	430.51	-
Third Quarter	605.94	541.50	-
Fourth Quarter	716.48	530.17	-
2024
First Quarter	812.94	671.87	-
Second Quarter	786.67	643.29	-
Third Quarter	937.36	730.87	-
Fourth Quarter	1,148.42	867.18	-
2025
First Quarter	1,170.39	783.83	-
Second Quarter (through April 24, 2025)	938.57	721.65	-

The following graph shows the daily Closing Prices of ServiceNow Stock from January 1, 2020 through April 24, 2025. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on any date, including any Averaging Date.

Historical Daily Closing Prices of ServiceNow, Inc.

January 1, 2020 through April 24, 2025

Use of Proceeds and Hedging  The proceeds from the sale of the Notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,080 per Note issued. The costs of the Notes borne by you and described beginning on PS-3 above comprise the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the dates on which the Share Reference Price for each Basket Stock is determined, we expect to hedge our anticipated exposure in connection with the Notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Stocks, options contracts on the Basket Stocks listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the price of a Basket Stock on the dates on which the Share Reference Price for such Basket Stock is determined, and, therefore, could increase the Exchange Price for such Basket Stock. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Notes, including on the Averaging Dates, by purchasing and selling the Basket Stocks, options contracts on the Basket Stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. We cannot give any assurance that our hedging activities will not affect the prices of the Basket Stocks, and, therefore, adversely affect the value of the Notes or the payment you will receive at maturity.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest  The Stated Principal Amount of each Note is $1,000, but the Issue Price is $1,080 per Note, which means that you are purchasing the Notes at a premium to the Stated Principal Amount. See “Risk Factors—Because you are purchasing your notes at a premium to the stated principal amount, the return on your investment will be lower than it would have been if the issue price were equal to the stated principal amount, and the impact of certain key terms of the notes will be negatively affected.”

MS & Co. will not receive a sales commission in connection with the Notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market after the offering. A naked short position in the Notes is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes or any of the Basket Stocks in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

Validity of the Notes  In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

United States Federal Taxation  In the opinion of our counsel, Davis Polk & Wardwell LLP, the Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be required to accrue as interest income original issue discount (“OID”) based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, adjusted upward or downward to reflect the difference, if any, between the actual amounts (including, if applicable, the payment of an Extraordinary Event Amount) and projected amounts of the payments on the Notes. The comparable yield and the projected payment schedule with respect to a Note can be obtained by contacting Morgan Stanley at StructuredNotesTaxInfo@morganstanley.com.

Upon sale or exchange of the Notes (at or prior to maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the Notes, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the Notes, and decreased by the amount of any stated interest you have received in respect of the Notes through the date of the sale or exchange. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous OID inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

Special rules will apply if contingent payments on the Notes become fixed, including as described under “Description of Notes – Extraordinary Events.” If all contingent payments on the Notes become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the Notes. For purposes of the preceding sentence, a payment (including an amount payable at or prior to maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. A U.S. Holder’s tax basis in the Notes and the character of any gain or loss on the sale of the Notes will also be affected. U.S. Holders should consult their tax advisers concerning the application of these special rules.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the Notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the Notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the Notes.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Notes.